FOR IMMEDIATE RELEASE

Contacts:
Jenny McLean Media Relations 310-264-5277 jmclean@sapient.com	Christina Frederick Investor Relations 617-621-1200 cfrederick@sapient.com

SCOTT KRENZ JOINS SAPIENT AS CHIEF FINANCIAL OFFICER
Susan D. Cooke Remains at Sapient as Senior Vice President

CAMBRIDGE, Mass. — December 14, 2004 — Sapient (NASDAQ:SAPE), a leading business consulting and technology services company, today announced that it has named Scott Krenz to the position of chief financial officer, effective immediately. Krenz formerly served as corporate vice president and treasurer at EDS from 1998 to 2004. He brings more than 25 years of financial experience to Sapient, including management of financial planning and analysis, financial systems and reporting, treasury, accounting, risk management and investor relations. Krenz will report directly to Jerry A. Greenberg, co-chief executive officer and co-chairman of Sapient.

“We are pleased to have Scott join our leadership team. Scott brings extensive financial leadership experience and has a deep understanding of the services industry,” said Greenberg. “Additionally, his expertise with large, multi-year client engagements is consistent with our strategy to continue growing the recurring revenue portion of our business.”

Prior to his role as treasurer for EDS, Krenz served as chief financial officer for EDS’s Europe, Middle East and Africa (EMEA) business from 1994 to 1998, where he oversaw all aspects of its financial operations. In this role, he helped the multi-billion dollar EMEA business achieve significant growth in both revenue and profit.

With Krentz’s arrival, Susan D. Cooke is moving from her role as chief financial officer, effective immediately. She will remain at Sapient as senior vice president, reporting directly to Greenberg, and will guide Sapient’s strategic initiatives aimed at managing the company’s growth, operations and administration.

Cooke has been with Sapient since 1994, serving as chief financial officer from 1994 to 2000, and again from 2002 to present. “Sue’s contributions as chief financial officer have been instrumental to our success,” added Greenberg. “She has consistently demonstrated the skill, passion and leadership that have helped Sapient grow. As she takes on this role, I look forward to Sue’s continued contributions to the success of Sapient.”

About Sapient
Sapient is a leading business consulting and technology services firm that plans, designs, implements, and manages information technology to improve business performance for Global 2000 clients. Sapient was founded in 1991 based on a single promise: to deliver the right business results, on time and on budget. Sapient’s fixed-price/fixed-time model, combined with industry, design, technology, and process expertise, provides clients with the highest business value at the lowest total cost of ownership. Headquartered in Cambridge, Massachusetts, Sapient has offices in Canada, Germany, India, the United Kingdom, and the United States. More information about Sapient can be found at www.sapient.com.
Sapient is a registered service mark of Sapient Corporation.